EXHIBIT 10.55

OPERATING AGREEMENT

MOLECULAR IMAGING CYCLOTRON LLC

A DELAWARE LIMITED LIABILITY COMPANY

This Operating Agreement (“Agreement”) is made as of July 23, 2003, by the Member(s) (individually a “Member” and, if more than one, collectively the “Members”) and the Manager listed on the signature page(s) below.

RECITALS

On March 27, 2002, Articles of Organization for MOLECULAR IMAGING CYCLOTRON LLC (formerly, MBPT #4 LLC) (the “LLC”), a limited liability company under Delaware law, were filed with the Delaware Secretary of State (the “SOS”). The Manager and Member(s) wish to adopt and approve this Operating Agreement for the LLC.

Now, therefore, the parties agree as follows:

TERMS

Article 1

DEFINITIONS

When used in this Agreement, the terms listed in Exhibit A shall be defined as set forth therein. Any terms used and defined elsewhere in this Agreement shall be defined as set forth elsewhere.

Article 2

ORGANIZATIONAL MATTERS

2.1. Formation. Pursuant to the Act, the Manager and Member(s) have formed a limited liability company under Delaware law by filing the Articles with the SOS and entering into this Agreement. The Members’ rights and liabilities shall be determined pursuant to the Act and this Agreement. To the extent the rights or obligations of any Member are different by reason of any provision of this Agreement than they would be in the absence of such provision, this Agreement shall control to the extent permitted by the Act.

2.2. Name. The LLC’s business may be conducted under its name or, in compliance with applicable laws, any other name that the Manager deems appropriate or advisable. The Manager shall file any fictitious name certificates and similar filings, and any amendments thereto, that it considers appropriate or advisable.

2.3. Office and Agent. The LLC shall continuously maintain an office and registered agent in California as required by the Act. The Manager shall, from time to time, determine the location of the LLC’s principal office and any other offices, in or outside the State. Its registered agent shall be as stated in the Articles or as otherwise determined by the Manager.

2.4. Addresses of Members and Manager. The addresses of the Member(s) and Manager are set forth on Exhibit B.

2.5. Purpose. The LLC’s purpose is to engage in any lawful activity for which a limited liability company may be organized under the Act. Without consent of the Member(s), the LLC shall not engage in any business other than the following:

2.5.1. The business of operating a cyclotron and the development, production and distribution of contrasting agents for the medical and biotech industries; and

2.5.2. Such other activities directly related to the above as may be necessary, advisable, or appropriate, in the Manager’s sole opinion, to further this business.

MOLECULAR IMAGING CYCLOTRON LLC

Operating Agreement—Page 1

Article 3

CAPITAL CONTRIBUTIONS

3.1. Initial Capital Contributions. Each Member shall contribute such amount set forth on Exhibit B as the Member’s initial Capital Contribution. The Manager shall revise Exhibit B to reflect any additional contributions contributed in accordance with Section 3.2 below.

3.2. Additional Capital Contributions. No Member shall be required to make any additional Capital Contributions. To the extent approved by the Manager and by the Members who hold a Majority Interest, from time to time, the Members may be permitted to make additional Capital Contributions if they so desire, and if the Manager determines that such additional Capital Contributions are necessary or appropriate for the conduct of the LLC’s business, including expansion or diversification. In that event, the Members shall have the opportunity, but not the obligation, to participate in such additional Capital Contributions on a pro rata basis in accordance with their Percentage Interests. Immediately after such Capital Contributions, the Percentage Interests set forth on Exhibit B shall be adjusted by the Manager to reflect the additional Capital Contributions.

3.3. Capital Accounts. The LLC shall establish an individual Capital Account for each Member, and it shall determine and maintain each Capital Account in accordance with Regs § 1.704-1(b)(2)(iv). If a Member transfers all or part of the Member’s Membership Interest in accordance with this Agreement, the Member’s Capital Account attributable to the transferred Membership Interest shall carry over to the new owner of such Membership Interest pursuant to Regs § 1.704-1(b)(2)(iv)(1).

3.4. No Interest. No Member shall be entitled to receive any interest on the Member’s Capital Contributions.

Article 4

MEMBERS

4.1. Limited Liability. Except as required under the Act or as expressly set forth in this Agreement, no Member shall be personally liable for any LLC debt, obligation or liability, whether that liability or obligation arises in contract, tort or otherwise.

4.2. Admission of Additional Members. The Manager, with the approval of a Majority Interest, may admit additional Members to the LLC. Any additional Members shall obtain Membership Interests and participate in the LLC’s management, Net Profits, Net Losses and distributions on such terms determined by the Manager and approved by a Majority Interest. Notwithstanding the foregoing, substitute members may only be admitted in accordance with Article 7 below.

4.3. Withdrawals; Resignations. No Member may withdraw or resign from the LLC.

4.4. Termination of Membership Interest. On the transfer of a Member’s Membership Interest in violation of this Agreement, the occurrence of a Dissolution Event as to such Member which does not result in the LLC’s dissolution, or a Member’s withdrawal in accordance with Section 4.3 above, a Member’s Membership Interest shall be terminated by the Manager or purchased by the LLC or remaining Members as provided herein. Each Member acknowledges and agrees that such termination or purchase of a Membership Interest on the occurrence of any of the foregoing events is not unreasonable under the circumstances existing as of the date hereof.

4.5. Transactions with LLC. Subject to any limitations set forth in this Agreement and with the prior written approval of the Manager after full disclosure of the Member’s involvement, a Member may lend money to and transact other business with the LLC. Subject to other applicable law, that Member has the same rights and obligations with respect thereto as a Person who is not a Member.

4.6. Remuneration to Members. Except as otherwise authorized in or pursuant to this Agreement, no Member is entitled to remuneration for acting in the capacity of a Member in the LLC business, subject to the entitlement of Manager or Members winding up the affairs of the LLC to reasonable compensation pursuant to Section 11.3 below.

4.7. Members Are Not Agents. Pursuant to Section 5.1 below and the Articles, the management of the LLC is vested solely in the Manager. No Member acting in the capacity of a Member: (a) is an agent of the LLC, nor (b) can bind or execute any instrument on the LLC’s behalf.

MOLECULAR IMAGING CYCLOTRON LLC

Operating Agreement—Page 2

4.8. Voting Rights. Except as expressly provided in this Agreement or the Articles, no Member shall have any voting, approval or consent rights. Class B Member(s) shall have the right to approve or disapprove of only those matters specified in Section 5.3 of this Agreement. Class A Members shall have the right to approve or disapprove of those matters specified in Section 5.3 of this Agreement and all other matters of the Company.

4.8.1. Approval by Members Holding Majority Interest. The LLC shall be managed exclusively by the Manager. Members shall have the right to vote and/or consent to only those matters set forth in Section 5.3 below, for which the vote, approval or consent of the Members holding a Majority Interest of the Class A Membership Units and Class B Membership Units shall be sufficient to authorize or approve such act.

4.9. Meetings of Member(s). Meetings of Members shall be controlled and conducted as provided in this Section 4.9.

4.9.1. Date, Time and Place. Members’ meetings may be held at such date, time and place in or outside the State as the Manager may fix from time to time, or if it does not so fix, Members holding a Majority Interest shall determine the time and place. No annual or regular meetings of Members is or shall be required, and the holding of any Members’ meeting shall not be deemed to create any obligation to do so thereafter. At any Members’ meeting, the Manager shall appoint a Person to preside and a Person to act as secretary of the meeting. The secretary of the meeting shall prepare minutes of the meeting that shall be placed in the LLC’s minute books.

4.9.2. Power to Call. Unless otherwise prescribed by the Act or the Articles, Members’ meetings may be called by the Manager, or on written demand of Members holding more than twenty-five percent (25%) of the Class A or Class B Units for the purpose of addressing any matters on which the Members may vote.

4.9.3. Notice of Meetings. Written notice of a meeting of Members shall be sent or otherwise given to each Member in accordance with Section 4.9.4 below not less than ten (10) nor more than sixty (60) days before the date of the meeting. The notice shall specify the place, date and hour of the meeting and the general nature of the business to be transacted. No other business may be transacted at this meeting. On written request to the Manager by any Person entitled to call a Members’ meeting, the Manager shall immediately cause notice to be given to the Members entitled to vote that a meeting will be held at a time requested by the Person calling the meeting, not less than ten (10) days nor more than sixty (60) days after the receipt of the request. If the notice is not given within twenty (20) days after the receipt of the request, the Person entitled to call the meeting may give the notice.

4.9.4. Manner of Giving Notice. Notice of any meeting of Members shall be given either personally or by first-class mail, fax or telegraphic or other written communication, charges prepaid, addressed to the Member at the address of that Member appearing on the LLC’s books or given by the Member to the LLC for the purpose of notice. If no such address appears on the books or is given, notice shall be deemed to have been given if sent to that Member by first-class mail or telegraphic or other written communication to the LLC’s principal executive office, or if published at least once in a newspaper of general circulation in the county where that office is located. Notice shall be deemed to have been given at the time when delivered personally or deposited in the mail or sent by telegram or other means of written communication. If any notice addressed to a Member at the Member’s address appearing on the LLC’s books is returned to the LLC by the U.S. Postal Service indicating that the U.S.P.S. is unable to deliver the notice to the Member at that address, all future notices or reports shall be deemed to have been duly given without further mailing if these shall be available to the Member on the Member’s written demand at the LLC’s principal executive office for one year after the date of the giving of the notice. An affidavit of mailing or other means of giving any notice of any meeting shall be executed by the Manager or any secretary, assistant secretary, or any transfer agent of the LLC giving the notice, and shall be filed and maintained in the LLC’s minute book.

4.9.5. Validity of Action. Any action approved at a meeting, other than by unanimous approval of those entitled to vote, shall be valid only if the general nature of the proposal so approved was stated in the notice of meeting or in any written waiver of notice.

MOLECULAR IMAGING CYCLOTRON LLC

Operating Agreement—Page 3

4.9.6. Quorum. The presence in person or by proxy of the holders of a Majority Interest shall constitute a quorum at a Members’ meeting. The Members present at a duly called or held meeting at which a quorum is present may continue to do business until adjournment, notwithstanding the loss of a quorum, if any action taken after loss of a quorum (other than adjournment) is approved by at least Members holding a Majority Interest.

4.9.7. Adjourned Meeting. Any Member’s meeting, whether a quorum is present, may be adjourned from time to time by the vote of the majority of Membership Interests represented at the meeting either in person or by proxy, but in the absence of a quorum, no other business may be transacted at that meeting, except as provided in Section 4.9.6 above. When any Members’ meeting is adjourned to another time or place, notice need not be given of the adjourned meeting if the time and place are announced at a meeting at which the adjournment is taken, unless a new record date for the adjourned meeting is later fixed, or unless the adjournment is for more than forty-five (45) days from the date set for the original meeting, in which case the Manager shall set a new record date. At any adjourned meeting the LLC may transact any business that might have been transacted at the original meeting.

4.9.8. Waiver of Notice or Consent. The actions taken at any Member’s meeting however called and noticed and wherever held, have the same validity as if taken at a meeting duly held after regular call and notice, if a quorum is present either in person or by proxy, and if, either before or after the meeting, each Member entitled to vote, who was not present in person or by proxy, signs a written waiver of notice or consents to the holding of the meeting or approves the meeting’s minutes. All such waivers, consents or approvals shall be filed with the LLC records or made a part of the meeting minutes. A Person’s attendance at a meeting shall constitute a waiver of notice of that meeting, except when the Person objects at the beginning of the meeting to the transaction of any business because the meeting is not lawfully called or convened, and except that attendance at a meeting is not a waiver of any right to object to the consideration of matters not included in the notice of the meeting if that objection is expressly made at the meeting. Neither the business to be transacted nor the purpose of any meeting of Members need be specified in any written waiver of notice except as provided in Section 4.9.5 above.

4.9.9. Action by Written Consent. Any action that may be taken at a Members’ meeting may be taken without a meeting, if a consent in writing setting forth the action so taken, is signed and delivered to the LLC within sixty (60) days of the record date for that action by Members having not less than the minimum number of votes necessary to authorize or take that action at a meeting at which all Members entitled to vote on that action at a meeting were present and voted. All such consents shall be filed with the Manager or the secretary, if any, of the LLC and shall be maintained in the LLC records. Any Member giving a written consent, or the Member’s proxy holders, may revoke the consent by a writing received by the Manager or secretary, if any, of the LLC before written consents of the number of votes required to authorize the proposed action have been filed. Unless the consents of all Members entitled to vote have been solicited in writing, (a) notice of any Member approval of an amendment to the Articles or this Agreement, a dissolution of the LLC, or a merger of the LLC, without a meeting by less than unanimous written consent, shall be given at least ten (10) days before the consummation of the action authorized by such approval, and (b) prompt notice shall be given of the taking of any other action approved by Members without a meeting by less than unanimous written consent, to those Members entitled to vote who have not consented in writing.

4.9.10. Phone Participation. Members may participate in any Member’s meeting by any means of conference phones or similar communications equipment if all Members participating can hear one another. A Member so participating is deemed to be present in person at the meeting.

4.9.11. Record Date. So that the LLC may determine the Members of record entitled to notices of any meeting or to vote, or entitled to receive any distribution or exercise any rights in respect of any distribution or exercise any rights in respect of any other lawful action, the Manager, or Members representing more than ten percent (10%) of the Class A and Class B Units, may fix in advance a record date not more than sixty (60) days nor less than ten (10) days before the meeting date and not more than sixty (60) days before any other action. If no record date is fixed:

a. The record date for determining Members entitled to notice of or to vote at a Members’ meeting shall be at close of business on the business day next preceding the day on which

MOLECULAR IMAGING CYCLOTRON LLC

Operating Agreement—Page 4

notice is given or, if notice is waived, at close of business on the business day before the day on which the meeting is held.

b. The record date for determining Members entitled to give consent to LLC action in writing without a meeting shall be the day on which the first written consent is given.

c. The record date for determining Members for any other purpose shall be at close of business on the day on which the Manager adopts the resolution relating thereto, or the 60th day before the date of the other action, whichever is later.

d. The determination of Members of record entitled to notice of or to vote at a Members’ meeting shall apply to any adjournment of the meeting unless the Manager or the Members who called the meeting fix a new record date for the adjourned meeting, but the Manager or the Members who called the meeting shall fix a new record date if the meeting is adjourned for more than 45 days from the date set for the original meeting.

4.10. Certificate of Membership Interest. A Membership Interest may be represented by a membership certificate, the exact contents of which may be determined by the Manager but shall be issued substantially as follows: numbered serially as they are issued; impressed with the LLC seal or facsimile; signed by the Manager or officers; state the LLC’s name, the fact that the LLC is organized as a limited liability company under State law, the name of the Person to whom issued, the date of issue, and the type and number of Units represented thereby. A statement of any designations, preferences, qualifications, limitations, restrictions and special or relative rights of the Membership Interest may be set forth in full or summarized on the face or back of the certificate, or it may state that such a statement or summary will be furnished to any holder of a Membership Interest on request without charge.

4.10.1. Cancellation of Certificate. All certificates surrendered to the LLC for transfer shall be cancelled and no new certificates shall be issued in lieu thereof until the former certificates for a like number of Membership Interests shall have been surrendered and cancelled, except with respect to lost, stolen or destroyed certificates. Any Member claiming that a certificate is lost, stolen or destroyed may make an affidavit or affirmation of that fact and request a new certificate. On the giving of a satisfactory indemnity to the LLC as reasonably as required by the Manager, a new certificate may be issued of the same tenor and representing the same type of membership as was represented by the certificate alleged to be lost, stolen or destroyed.

Article 5

LLC MANAGEMENT AND CONTROL

5.1. Exclusive Management by Manager. The LLC’s business, property and affairs shall be managed exclusively by Molecular Imaging Corporation, a Delaware corporation (“Manager”). The Members hereby appoint Molecular Imaging Corporation as Manager of the LLC and remove the incorporating manager of the Company, Incorporating Services. Except for situations in which the Members’ approval is expressly required by the Articles or this Agreement, the Manager shall have complete and exclusive authority, power and discretion to manage and control the LLC’s business, property and affairs, to make all decisions regarding those matters and to perform all other acts or activities customary or incident to the management of the LLC’s business, property and affairs. The officers and employees of the Manager shall be authorized to act on behalf of the Manager and the LLC.

5.2. Powers of Manager. Without limiting the generality of Section 5.1 above but subject to Section 5.3 below and the express limitations elsewhere in this Agreement, the Manager shall have all necessary powers to manage and carry out the LLC’s purposes, business, property and affairs, including the power to exercise on behalf and in the name of the LLC all powers permitted by applicable law and the following:

5.2.1. Enter into and perform all agreements or contracts and take all actions relating to the LLC and/or its business.

5.2.2. Borrow money on behalf of the LLC and execute and deliver any security instruments necessary to evidence or perfect a lien on all or part of the LLC assets.

MOLECULAR IMAGING CYCLOTRON LLC

Operating Agreement—Page 5

5.2.3. Endorse checks, drafts, and other evidences of debt made payable to the LLC’s order.

5.2.4. Pay invoices, debts and payables of the LLC.

5.2.5. Manage, improve, alter, invest and develop the LLC’s assets and business and manage, operate, sell, lease, encumber or convey all or part of the LLC’s assets and business for consideration and on terms and conditions the Manager deems reasonable.

5.2.6. Pay from LLC assets all expenses of organizing and conducting the LLC’s business, including legal and accounting fees.

5.2.7. Execute all other instruments and take all other actions necessary or desirable to carry out the LLC’s purposes and business.

5.2.8. Employ, retain or otherwise secure the services of Persons or firms deemed necessary by the Manager for the LLC’s business on terms the Manager deems advisable, and to appoint an agent for service of process for the LLC.

5.2.9. Appoint LLC officers and designate their authority and duties.

5.2.10. Retain a third party to operate and manage the cyclotron and distribute the contrasting agent produced by the cyclotron.

5.2.11. Take all other action permitted by law and customary in or reasonably related to the conduct of the LLC’s business.

5.3. Limitations on Powers. The Manager shall not have authority hereunder to cause the LLC to engage in the following transactions without first obtaining the affirmative vote or written consent of a majority interest of each of the Class A and Class B Members:

5.3.1. The sale, exchange or other disposition of all or substantially all the LLC’s assets occurring as part of a single transaction or plan, or in multiple transactions over a two (2) month period, except in the orderly liquidation and winding up of the LLC’s business on its duly authorized dissolution.

5.3.2. The LLC’s merger with another entity; provided in no event shall a Member be required to become a general partner in a merger with a partnership without the Member’s express written consent or unless the merger agreement provides each Member with the dissenter’s rights described in the Act.

5.3.3. The establishment of different classes of Members (other than the existing Class A and Class B Members).

5.3.4. An alteration of the LLC’s primary purpose as set forth in Section 2.5 above.

5.3.5. Transactions between the LLC and the Manager or one or more of the Manager’s Affiliates, or transactions in which the Manager, or one or more of the Manager’s Affiliates, has a material financial interest; provided, however, such approval shall not be required for the sale of FDG or other contrasting agent by the Company to the Manager as provided in Section 5.10.1.

5.3.6. Any act making it impossible to carry on the LLC’s ordinary business.

5.3.7. The confession of a material judgment against the LLC.

5.3.8. Any change in the number of Managers of the LLC.

5.3.9. The appointment of a new Manager pursuant to Article 9.

5.3.10. Any other transaction expressly stated in this Agreement requiring the vote, consent or approval of both the Class A and Class B Members.

5.4. Manager’s Meetings. There shall be no mandatory Manager meetings, whether special, annual or regular. Nothing in this Agreement is intended to require that meetings of the Manager be held. The holding of any Manager’s meeting shall not be deemed to create any obligation to do so thereafter. The Manager may, without a meeting, take any action required or permitted to be taken, if the Manager

MOLECULAR IMAGING CYCLOTRON LLC

Operating Agreement—Page 6

consents in writing to such action. Such action by written consent shall have the same effect as a vote by the Manager.

5.5. Election of Manager.

5.5.1. Number, Term and Qualifications. The LLC shall have one (1) Manager, who shall be the Manager named in Section 5.1 of this Agreement, or its successor or designee, except as otherwise expressly provided in this Agreement. The number of Managers of the LLC may be changed from time to time by the affirmative vote or written consent of the Manager and all Class A and Class B Members, provided that in no instance shall there be less than one Manager. Unless the Manager resigns or is removed, the Manager shall hold office until a successor shall have been elected and qualified. Managers shall be elected by the affirmative vote or written consent of Members holding a Majority Interest. The Manager need not be a Member, an individual, a resident of the State or a U.S. citizen.

5.5.2. Resignation. The Manager may resign at any time by giving written notice to the Member(s) without prejudice to the rights, if any, of the LLC under any contract to which the Manager is a party. The resignation shall take effect on receipt of that notice or at such later time as shall be specified in the notice; and, unless otherwise specified in the notice, the acceptance of the resignation shall not be necessary to make it effective. The resignation of the Manager who is also a Member shall not affect the Manager’s rights as a Member and shall not constitute a withdrawal of a Member.

5.5.3. Removal. The Manager may be removed at any time, but only for cause, by the affirmative vote of eighty five percent (85%) of all Class B Members at a meeting called expressly for that purpose, or by the written consent of eighty five percent (85%) of all Class B Members. “Cause” means an intentional, material and wrongful act. Any removal shall be without prejudice to the rights, if any, of the Manager under any employment or similar contract and, if the Manager is also a Member, shall not affect the Manager’s rights as a Member or constitute a withdrawal of a Member. Cause will be established only after judicial or arbitral determination in accordance with Section 14.6 below

5.5.4. Vacancies. Any vacancy occurring for any reason in the Manager position may be filled by the affirmative vote or written consent of Members holding a Majority Interest.

5.6. Members Have No Managerial Authority. The Member(s) shall have no power to participate in the LLC’s management except as expressly authorized by this Agreement or the Articles and except as expressly required by the Act. Unless expressly and duly authorized in writing to do so by the Manager, no Member shall have any power or authority to bind or act on the LLC’s behalf in any way, to pledge its credit, or to render it liable for any purpose.

5.7. Performance of Duties; Manager’s Liability. The Manager shall not be liable to the LLC or any Member for any loss or damage sustained by the LLC or any Member, unless it shall have been the result of fraud, deceit, gross negligence, reckless or intentional misconduct, or a knowing violation of law by the Manager. The Manager shall perform its managerial duties in good faith, in a manner it reasonably believes to be in the LLC’s and Members’ best interests, and with such care, including reasonable inquiry, as an ordinarily prudent person in a like position would use under similar circumstances. The Manager so performing its duties as Manager shall not have any liability by reason of being or having been the LLC’s Manager. In performing its duties, the Manager shall be entitled to rely on information, opinions, reports or statements, including financial statements and other financial data, of the following Persons or groups unless it has knowledge concerning the matter in question that would cause such reliance to be unwarranted and provided the Manager acts in good faith and after reasonable inquiry when the need is indicated by the circumstances:

5.7.1. One or more officers, employees or other agents of the LLC whom the Manager reasonably believes to be reliable and competent in the matters presented;

5.7.2. Any attorney, independent accountant or other Person as to matters which the Manager reasonably believes to be within such Person’s professional or expert competence; or

5.7.3. A committee on which the Manager does not serve, duly designated in accordance with the Articles or this Agreement, as to matters within its designated authority, which committee the Manager reasonably believes to merit competence.

MOLECULAR IMAGING CYCLOTRON LLC

Operating Agreement—Page 7

5.8. Devotion of Time. The Manager is not obligated to devote all its time or business efforts to the LLC’s affairs. The Manager shall devote whatever time, effort and skill it deems appropriate for the LLC’s operation.

5.9. Competing Activities. The Manager and its officers, directors, shareholders, partners, members, managers, agents, employees and Affiliates may engage or invest in, independently or with others, any business activity of any type or description, including those that might be the same as or similar to the LLC’s business and that might be in direct or indirect competition with it. Neither the LLC nor any Member shall have any right in or to such other ventures or activities or to the income or proceeds derived therefrom. The Manager shall not be obligated to present any investment opportunity or prospective economic advantage to the LLC, even if the opportunity is such that, if presented to the LLC, could be taken by it. The Manager shall have the right to hold any investment opportunity or prospective economic advantage for its own account or to recommend such opportunity to Persons other than the LLC. The Members acknowledge that the Manager and its Affiliates own and/or manage other businesses, including businesses that may compete with the LLC and for the Manager’s time. The Members waive all rights and claims which they may otherwise have against the Manager and its officers, directors, shareholders, partners, members, managers, agents, employees and Affiliates as a result of any of such activities.

5.10. Transactions Between LLC and Manager. Notwithstanding any possible conflict of interest, the Manager may, and may cause its or any Member’s Affiliates or Member to, engage in any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service, or the establishment of any salary, compensation or other terms of employment) with the LLC so long as such transaction is not expressly prohibited by this Agreement and so long as such transaction, on an overall basis, is fair and reasonable to the LLC and at least as favorable to it as those generally available from Persons capable of similarly performing them and in similar transactions between parties operating at arm’s length, and provided that a Majority Interest of the Members having no interest in such transaction (other than their interests as Members) affirmatively vote or consent in writing to approve the transaction. A transaction between the Manager and/or its Affiliates, on the one hand, and the LLC shall be conclusively determined to constitute a transaction on terms and conditions, on an overall basis, fair and reasonable to the LLC and at least as favorable to the LLC as those generally available in a similar transaction between parties operating at arm’s length if a Majority Interest of the Members having no interest in such transaction (other than their interests as Members) affirmatively vote or consent in writing to approve the transaction. Notwithstanding the foregoing, the Manager shall not have any obligation, in connection with any such transaction between the LLC and the Manager or an Affiliate of the Manager, to seek the Members’ consent.

5.10.1 Purchases of FDG and Other Ligands. The LLC shall sell FDG and other ligands to Manager, its Affiliates and their customers at the average Southern California market rates with a discount in the form of one free dose to Manager for every five doses ordered by any of Manager, its Affiliates or their customers. Manager shall use commercially reasonable efforts to market the FDG and other ligands produced by LLC to Manager’s customers in Southern California.

5.11. Payments to Manager. Except for the management fee provided on Exhibit B hereto, no Manager or Affiliate of a Manager is entitled to remuneration for services rendered or goods provided to the LLC.

5.11.1. Expenses. The LLC shall reimburse the Manager and its Affiliates for the actual cost of goods and materials used for or by the LLC. The LLC shall also pay or reimburse the Manager or its Affiliates for organizational expenses (including legal and accounting fees and costs) incurred to form the LLC and prepare the Articles and this Agreement. Except as otherwise provided herein, the Manager and its Affiliates shall not be reimbursed by the LLC for the following expenses: (a) salaries, compensation or fringe benefits of directors, officers or employees of the Manager or its Affiliates; and (b) the cost of providing any service or goods for which the Manager or its Affiliates are entitled to compensation under this Agreement.

5.12. Acts of Manager as Conclusive Evidence of Authority. Any note, mortgage, evidence of debt, contract, certificate, statement, conveyance or other written instrument, and any assignment or

MOLECULAR IMAGING CYCLOTRON LLC

Operating Agreement—Page 8

endorsement thereof, executed or entered into between the LLC and any other Person, when signed by the Manager, is not invalidated as to the LLC by any lack of authority of the signing Manager(s) in the absence of actual knowledge on the part of the other Person that the signing Manager(s) had no authority to execute the same.

5.12.1. Officers. The Manager may appoint and remove officers at any time and shall designate all rules and authority relating to them.

5.13. Limited Liability. No Person who is the Manager or officer or both the Manager and officer of the LLC shall be personally liable under any judgment of a court, or in any other manner, for any debt, obligation or liability of the LLC, whether that liability or obligation arises in contract, tort or otherwise, solely by reason of being the Manager or officer or both the Manager and officer of the LLC.

Article 6

ALLOCATIONS AND DISTRIBUTIONS

6.1. Allocations of Net Profit and Net Loss.

6.1.1. Net Profit. Net Profit for any Fiscal Year shall be allocated to the Members as follows:

(1) First, among the Members in proportion to and to the extent of Net Loss allocated to the Members under Section 6.1.2 until the aggregate Net Profit allocated to the Members under this Section 6.1.1 for such Fiscal Year and all previous Fiscal Years is equal to the aggregate Net Loss allocated to the Members pursuant to Section 6.1.2 for all previous Fiscal Years; and

(2) The balance, if any, among the Members’ Percentage Interest as provided in Exhibit B.

6.1.2. Net Loss. Net Loss for any Fiscal Year shall be allocated to the Members as follows:

(1) First, among the Members in proportion to and to the extent of Net Profit allocated to the Members under Section 6.1.1 until the aggregate Net Loss allocated pursuant to this Section 6.1.2 for such Fiscal Year and all previous Fiscal Years equals the aggregate Net Profit allocated to the Members pursuant to Section 6.1.1 for all previous Fiscal Years; and

(2) Second, among the Members’ Percentage Interest as provided in Exhibit B.

6.1.3. Depreciation Expense. Notwithstanding Section 6.1.1 and 6.1.2 above, after the allocations as provided in Section 6.1.1 and 6.1.2, each Member shall be allocated Company depreciation up the amount of such Member’s remaining positive Capital Account and thereafter Company depreciation shall be allocated pro-rata among the Members’ Percentage Interest as provided in Exhibit B.

6.1.4. LLC Minimum Gain. Notwithstanding the loss or depreciation allocations as provided for in Section 6.1.1 and 6.1.3, loss allocations shall be made only to the extent such loss allocations will not create a deficit Capital Account balance for that Member in excess of an amount, if any, equal to such Member’s share of LLC Minimum Gain that would be realized on a foreclosure of the LLC’s property. Any loss not allocated to a Member because of the foregoing shall be allocated to the other Member(s) (to the extent the other Member(s) are not so limited under this Section 6.1.24). Any loss so reallocated shall be taken into account in computing subsequent allocations of income and losses pursuant to this Article 6 so that the net amount of any item so allocated and the income and losses allocated to each Member pursuant to this Article 6, to the extent possible, shall be equal to the net amount that would have been allocated to each such Member pursuant to this Article 6 if no reallocation of losses had occurred under this Section 6.1.24.

MOLECULAR IMAGING CYCLOTRON LLC

Operating Agreement—Page 9

6.2. Special Allocations.

6.2.1. Minimum Gain Chargeback. Notwithstanding Section 6.1 above, if there is a net decrease in LLC Minimum Gain during any Fiscal Year, each Member shall be specially allocated items of LLC income and gain for such Fiscal Year (and, if necessary, in subsequent fiscal years) in an amount equal to the portion of such Member’s share of the net decrease in LLC Minimum Gain allocable to the disposition of LLC property subject to a Nonrecourse Liability, which share of such net decrease shall be determined in accordance with Regs § 1.704-2(g)(2). Allocations pursuant to this Section 6.2.1 shall be made in proportion to the amounts required to be allocated to each Member under this Section 6.2.1. The items to be so allocated shall be determined in accordance with Regs § 1.704-2(f). This Section 6.2.1 is intended to comply with the minimum gain chargeback requirement contained in Regs § 1.704-2(f) and shall be interpreted consistently therewith.

6.2.2. Chargeback of Minimum Gain. Notwithstanding Section 6.1 above, if there is a net decrease in LLC Minimum Gain attributable to a Member Nonrecourse Debt during any Fiscal Year, each member who has a share of the LLC Minimum Gain attributable to such Member Nonrecourse Debt (which share shall be determined in accordance with Regs § 1.704-2(i)(5)) shall be specially allocated items of LLC income and gain for such Fiscal Year (and, if necessary, in subsequent Fiscal Years) in an amount equal to that portion of such Member’s share of the net decrease in LLC Minimum Gain attributable to such Member Nonrecourse Debt allocable to the disposition of LLC property subject to such Member Nonrecourse Debt (which share of such net decrease shall be determined in accordance with Regs § 1.704-2(i)(5)). Allocations pursuant to this Section 6.2.2 shall be made in proportion to the amounts required to be allocated to each Member under this Section 6.2.2. The items to be so allocated shall be determined in accordance with Regs § 1.704-2(i)(4). This Section 6.2.2 is intended to comply with the minimum gain chargeback requirement contained in Regs § 1.704-2(i)(4) and shall be interpreted consistently therewith.

6.2.3. Nonrecourse Deductions. Notwithstanding Section 6.1 above, any nonrecourse deductions (defined in Regs § 1.704-2(b)(1)) for any Fiscal Year or other period shall be specially allocated to the Members in proportion to their Percentage Interests as provided in Exhibit B.

6.2.4. Member Nonrecourse Deductions. Notwithstanding Section 6.1 above, those items of LLC loss, deduction or IRC § 705(a)(2)(B) expenditures attributable to Member Nonrecourse Debt for any Fiscal Year or other period shall be specially allocated to the Member who bears the economic risk of loss with respect to the Member Nonrecourse Debt to which such items are attributable in accordance with Regs § 1.704-2(i).

6.2.5. Qualified Income Offset. Notwithstanding Section 6.1 above, if a Member unexpectedly receives any adjustments, allocations, or distributions described in Regs § 1.704-1(b)(2)(ii)(d)(4), (5) or (6), or any other event creates a deficit balance in such Member’s Capital Account in excess of such Member’s share of LLC Minimum Gain, items of LLC income and gain shall be specially allocated to such Member in an amount and manner sufficient to eliminate such excess deficit balance as quickly as possible. Any special allocations of items of income and gain pursuant to this Section 6.2.5 shall be taken into account in computing subsequent allocations of income and gain pursuant to this Article 6 so that the net amount of any item so allocated and the income, gain, and losses allocated to each Member pursuant to this Article 6 to the extent possible, shall be equal to the net amount that would have been allocated to each such Member pursuant to the provisions of this Section 6.2.5 if such unexpected adjustments, allocations, or distributions had not occurred.

6.3. IRC 704(c) Allocations. Notwithstanding any other provision in this Article 6, in accordance with IRC § 704(c) and the Regs promulgated thereunder, income, gain, loss, and deduction with respect to any property contributed to the capital of the LLC shall, solely for tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such property to the LLC for federal income tax purposes and its fair market value on the date of contribution. Allocations pursuant to this Section 6.3 are solely for purposes of federal, state and local taxes. As such, they shall not affect or in any way be taken into account in computing a Member’s Capital Account or share of profits, losses, or other items of distributions pursuant to any provision of this Agreement.

6.4. Allocation of Net Profits/Losses and Distributions Re Transfer. If any Membership Interest is transferred, or is increased or decreased by reason of the admission of a new Member or

MOLECULAR IMAGING CYCLOTRON LLC

Operating Agreement—Page 10

otherwise during any Fiscal Year, each item of LLC income, gain, loss, deduction or credit for such Fiscal Year shall be assigned pro rata to each day in the particular period of such Fiscal Year to which the item is attributable (i.e., the day on or during which it is accrued or otherwise incurred) and the amount of each such item shall be allocated to the Member based on the Member’s Percentage Interest as provided on Exhibit B at the close of such day. However, for purpose of accounting convenience and simplicity, the LLC shall treat a transfer of, or an increase or decrease in, a Membership Interest which occurs at any time during a semi-monthly period (commencing with the semi-monthly period including the date hereof) as having been consummated on the last day of such semi-monthly period, regardless of when during such semi-monthly period such transfer, increase or decrease actually occurs (i.e., sales and dispositions made during the first fifteen (15) days of any month will be deemed to have been made on the 15th day of the month). Notwithstanding any provision above to the contrary, LLC gain or loss realized in connection with a sale or other disposition of any of the LLC’s assets shall be allocated solely to the parties owning Membership Interests as of the date such sale or other disposition occurs.

6.5. Distributions

6.5.1. Distribution of Assets. Subject to applicable law and any limitations in this Agreement, the Manager may elect from time to time to distribute Distributable Cash to the Members, which distributions shall be in the following order of priority: (a) to the Members in proportion to their unreturned Capital Contributions until each Member has recovered the Member’s Capital Contributions; and then (b) to the Members in proportion to their Percentage Interest as provided on Exhibit B. All such distributions shall be made only to the Persons who, according to the LLC’s books and records, are the record holders of the Membership Interests in respect of which such distributions are made on the actual date of distribution. Neither the LLC nor the Manager shall incur any liability for making distributions in accordance with this Section 6.5.

6.5.2. Gain Upon Sale. In the event of the sale of all or substantially all of the assets of the Company, the gain from such sale shall be allocated in a manner to match the distributions provided for in Section 6.5.1.

6.6. Form of Distribution. A Member, regardless of the nature of the Member’s Capital Contribution, has no right to demand and receive any distribution from the LLC in any form other than money. No Member may be compelled to accept from the LLC a distribution of any asset in kind in lieu of a proportionate distribution of money being made to other Members. Except on a dissolution and the winding up of the LLC, no Member may be compelled to accept a distribution of any asset in kind.

6.7. Restriction on Distributions. No distribution shall be made if, after giving effect to the distribution: (a) the LLC would not be able to pay its debts as they become due in the usual course of business, including, without limitation, any and all senior debt, equipment financing debt, general operating expenses (including, without limitation, management and professional service fees), and any and all desired and appropriate capital reserves, or (b) the LLC’s total assets would be less than the sum of its total liabilities plus, unless this Agreement provides otherwise, the amount that would be needed if the LLC were to be dissolved at the time of the distribution to satisfy the preferential rights of other Members, if any, on dissolution that are superior to the rights of the Member receiving the distribution.

6.7.1. The Manager may base a determination that a distribution is not prohibited on (a) financial statements prepared on the basis of accounting practices and principles that are reasonable in the circumstances, (b) a fair valuation, or (c) any other method that is reasonable in the circumstances. Except as required by law, the effect of a distribution is measured as of the date it is authorized if the payment occurs within 120 days after the date of authorization, or the date payment is made if it occurs more than 120 days of the date of authorization.

6.7.2. A Member or Manager voting for a distribution in violation of this Agreement or the Act is personally liable to the LLC for the amount of the distribution that exceeds what could have been distributed without violating this Agreement or the Act if it is established that the Member or Manager did not act in compliance with Section 6.7.1 above or Section 11.4 below. Any Member or Manager who is so liable shall be entitled to compel contribution from (a) each other Member or Manager who also is so liable and (b) each Member for the amount the Member received with knowledge of facts indicating that the distribution was made in violation of this Agreement or the Act.

MOLECULAR IMAGING CYCLOTRON LLC

Operating Agreement—Page 11

6.8. Return of Distributions. Except for distributions made in violation of the Act or this Agreement, no Member or owner of any interest in a Membership Interest shall be obligated to return any distribution to the LLC or pay the amount of any distribution for the LLC’s account or to any LLC creditor. The amount of any distribution returned to the LLC by a Member or owner of any interest in a Membership Interest or paid by a Member or owner of any interest in a Membership Interest for the LLC’s account or to an LLC creditor shall be added to the account(s) from which it was subtracted when it was distributed to the Member or owner of any interest in a Membership Interest.

6.9. Obligations of Members to Report Allocations. The Members are aware of the income tax consequences of the allocations made by this Article 6 and agree to be so bound in reporting their shares of LLC income and loss for income tax purposes.

6.10. Special Distributions For Guaranty. Notwithstanding any other provision herein to the contrary, if the Manager is required to make any payments or provide any other consideration under Manager’s guaranty of the debt and/or any other obligations of the LLC, the LLC shall make a priority distribution to Manager, before any other distributions to Members under this Agreement, until such time as the Manager has been reimbursed for all costs and expenses relating to such guaranty obligation.

Article 7

TRANSFER AND ASSIGNMENT OF INTERESTS

7.1. Transfer and Assignment. No Member shall be entitled to transfer, assign, convey, sell, encumber or in any way alienate all or part of the Member’s Membership Interest except with the prior written consent of all the Class A Member(s), which consent may be given or withheld, conditioned or delayed (as allowed by this Agreement or the Act) as the other Members determine in their sole discretion. Transfers in violation of this Article 7 shall only be effective to the extent set forth in Section 7.7 below. After consummation of any transfer of part of a Membership Interest, the Membership Interest so transferred shall continue to be subject to this Agreement and any further transfers shall be required to comply with this Agreement.

7.2. Further Restrictions on Transfer. In addition to other restrictions in this Agreement, no Member shall transfer, assign, convey, sell, encumber or in any way alienate all or part of the Member’s Membership Interest: (a) without compliance with Section 13.10 below, and (b) if the Membership Interest to be transferred, assigned, sold or exchanged, when added to the total of all other Membership Interests sold or exchanged in the preceding twelve (12) consecutive months, would cause the LLC’s termination under the IRC, as determined by the Manager.

7.3. Substitution of Members. A transferee of a Membership Interest shall have the right to become a substitute Member only if (a) the requirements of Sections 7.1 and 7.2 above relating to unanimous consent of Members, securities and tax requirements hereof are met, (b) the Person executes an instrument satisfactory to the Manager accepting and adopting this Agreement, and (c) the Person pays any reasonable expenses in connection with admission as a new Member. The admission of a substitute Member shall not result in the release of the Member who assigned the Membership Interest from any liability such Member may have to the LLC.

7.4. Family and Affiliate Transfers. The Membership Interest of any Member may be transferred subject to compliance with Section 7.2 above, and without the requisite Members’ prior written consent required by Section 7.1 above, on consent of the Manager which shall not be unreasonably withheld, by the Member (a) by inter vivos gift or by testamentary transfer to any spouse, parent, sibling, in-law, child or grandchild of the Member, or to a trust for the benefit of the Member or such relative of the Member, or (b) to any Affiliate of the Member. In executing this Agreement, each Member has consented to such transfers.

7.5. Effective Date of Permitted Transfers. Any permitted transfer of all or part of a Membership Interest shall be effective as of the date provided in Section 6.4 above after the date on which the requirements of Sections 7.1, 7.2 and 7.3 have been met. The Manager shall provide the Members with written notice of such transfer as promptly as possible after the requirements of those

MOLECULAR IMAGING CYCLOTRON LLC

Operating Agreement—Page 12

Sections have been met. Any transferee of a Membership Interest shall be subject to the restrictions on transfer imposed by this Agreement.

7.6. Rights of Legal Representatives. If a Member who is an individual dies or is adjudged by a court of competent jurisdiction to be incompetent to manage the Member’s person or property, that Member’s executor, administrator, guardian, conservator or other legal representative may exercise all that Member’s rights for the purpose of settling the estate or administering that Member’s property, including any power that Member has under the Articles or this Agreement to give an assignee the right to become a Member, or complying with that Member’s obligations under the Agreement. If a Member is an entity and is dissolved or terminated, its legal representative or successor shall be likewise empowered.

7.7. No Effect to Transfers in Violation. On any transfer of a Membership Interest in violation of this Article 7, the transferee shall have no right to vote or participate in the management of the LLC’s business, property and affairs or to exercise any rights of a Member. Such transferee shall only be entitled to become an owner of any interest in a Membership Interest and thereafter shall only receive the share of one or more of the LLC’s Net Profits, Net Losses and distributions of the LLC’s assets to which the transferor of such economic interest would otherwise be entitled. However, if in the Manager, in its sole discretion, determines that a transfer in violation of this Article 7 would cause the LLC’s termination under the IRC, the transfer shall be null and void and the purported transferee shall not become either a Member or an owner of any interest in a Membership Interest.

On and contemporaneously with any transfer, assignment, conveyance or sale (whether arising out of an attempted charge on that Membership Interest by judicial process, a foreclosure by a creditor of the Member or otherwise) of a Member’s Membership Interest which does not at the same time transfer the balance of the rights associated with the Membership Interest transferred by the Member (including the rights of the Member to vote or participate in the management of the LLC’s business, property and affairs), the LLC shall purchase from the Member, and the Member shall sell to LLC for a purchase price of One Hundred Dollars ($100.00), all remaining rights and interests retained by the Member that immediately before the transfer, assignment, conveyance or sale were associated with the transferred Membership Interest. Such purchase and sale shall not, however, result in the release of the Member from any liability to the LLC as a Member. Each Member acknowledges and agrees that the LLC’s right to purchase such remaining rights and interests from a Member who permits or suffers a transfer of a Membership Interest in violation of this Article 7 is reasonable under the circumstances existing as of the date hereof.

7.8. Right of First Refusal. Except as provided in Section 7.9 below, Each time a Member proposes to transfer, assign, convey, sell, encumber or in any way alienate all or any part of the Member’s Membership Interest (or as required by operation of law or other involuntary transfer to do so) other than pursuant to Section 7.4 above, the Member shall first offer such Membership Interest to the LLC and the non-transferring Members in accordance with the following:

7.8.1. Such Member shall deliver a written notice to the LLC and the other Members stating (a) such Member’s bona fide intention to transfer such Membership Interest, (b) the name and address of the proposed transferee, (c) the Membership Interest to be transferred, and (d) the purchase price in terms of payment for which the Member proposes to transfer such Membership Interest.

7.8.2. Within thirty (30) days after receipt of the notice described in Section 7.8.1 above, each non-transferring Member shall notify the Manager in writing of the Member’s desire to buy a portion of the Membership Interest being so transferred. A Member’s failure to timely submit a notice shall constitute an election on that Member’s part not to buy any of the offered Membership Interest. Each Member so electing to buy shall be entitled to buy a part of such Membership Interest in the same proportion that the Percentage Interest of such Member bears to the aggregate of the Percentage Interests of all Members electing to buy the offered Membership Interest. If any Member elects to buy none or less than the Member’s entire pro rata share, the other Members can elect to buy more than their pro rata shares. If such Members fail to buy the entire Membership Interest being transferred, the LLC may buy any remaining share. If such Members elect to purchase the Membership Interest being transferred, such Members shall assume all rights and obligations of the transferring Member under this Agreement, including, without limitation, the Percentage Interests and guarantee obligations set forth on Exhibit B.

MOLECULAR IMAGING CYCLOTRON LLC

Operating Agreement—Page 13

7.8.3. Within ninety (90) days after receipt of the notice described in Section 7.8.1 above, the LLC and Members electing to buy such Membership Interest shall have the first right to buy or obtain such Membership Interest on the price and terms of payment designated in such notice. If such notice provides for the payment of non-cash consideration, the LLC and the purchasing Members each may elect to pay the consideration in cash equal to the good faith estimate of the present fair market value of the non-cash consideration offered as determined by the Manager.

7.8.4. If the LLC or the other Members elect not to buy or obtain all the offered Membership Interest, the transferring Member may transfer it to the proposed transferee, providing such transfer (a) is completed within thirty (30) days after the expiration of the LLC’s and the other Member’s right to purchase such Membership Interest, (b) is made on terms no less favorable to the transferring Member than as designated in the notice, (c) the requirements of Sections 7.1, 7.2 and 7.3 relating to requisite Member consent, securities and tax requirements hereof are met. If such Membership Interest is not so transferred, the transferring Member must give notice in accordance with this Section before any other or subsequent transfer of such Membership Interest, (d) the proposed transferee agrees to become a signatory to this Agreement and assume all rights and obligations of the transferring Member, including, without limitation, the Percentage Interests and guarantee obligations set forth on Exhibit B.

7.9 Sale of Membership Interest By Molecular Imaging Corporation (“MIC”). Notwithstanding the provisions of Section 7.8, MIC shall have the right to sell all or a portion of its Membership Interest to a buyer who intends to purchase products or services from the LLC for itself or on behalf of its affiliates of customers (a “Strategic Buyer”). If MIC elects to sell its Membership Interest to any buyer that is not a Strategic Buyer, then the Members shall have the right of first refusal as provided in Section 7.8 above.

Article 8

DEATH, DISSOLUTION, RETIREMENT OR BANKRUPTCY OF MEMBER

8.1. Dissolution Event. On occurrence of a Dissolution Event, the LLC shall dissolve unless the remaining Member(s) (“Remaining Member(s)”) holding a Majority Interest of all the remaining Membership Interests consent within ninety (90) days of the Dissolution Event to continue the LLC’s business. If the Remaining Member(s) consent to continue the LLC’s business, the LLC and/or the Remaining Member(s) shall purchase, and the Member whose actions or conduct resulted in the Dissolution Event (“Former Member”) or the Former Member’s legal representative shall sell the Former Member’s Membership Interest (“Former Member’s Interest”) as provided in this Article 8 to avoid the LLC’s dissolution.

8.1.1. Purchase Price. The purchase price for the Former Member’s Interest shall be the Capital Account balance of the Former Member as adjusted pursuant to Section 3.3 above; however, if the Former Member, the Former Member’s legal representative or the LLC deems the Capital Account balance to vary from the fair market value of the Former Member’s Interest by more than ten percent (10%), such party shall be entitled to require an appraisal by giving notice of the request for appraisal within thirty (30) days after the determination of the Remaining Member(s) to continue the LLC’s business. If so, the value of the Former Member’s Interest shall be determined by three (3) independent appraisers, one selected by the Former Member or that Member’s legal representative, one selected by the LLC, and one selected by the two appraisers so named. The fair market value of the Former Member’s Interest shall be the average of the two appraisals closest in amount to each other. If the fair market value is determined to vary from the Capital Account balance by less than ten percent (10%), the party requesting such appraisal shall pay all expense of all appraisals incurred by the party offering to enter into the transaction at the Capital Account valuation. In all other events, the party requesting the appraisal shall pay one-half (½) of such expense and the other party shall pay one-half (½) of such expense. Notwithstanding the foregoing, if the Dissolution Event results from a breach of this Agreement by the Former Member, the purchase price shall be reduced by an amount equal to the damages suffered by the LLC or the Remaining Member(s) as a result of such breach.

8.1.2. Notice of Intent to Purchase. Within thirty (30) days after the Manager has notified the Remaining Member(s) as to the purchase price of the Former Member’s Interest determined

MOLECULAR IMAGING CYCLOTRON LLC

Operating Agreement—Page 14

in accordance with Section 8.1.1 above, each Remaining Member shall notify the Manager in writing of that Member’s desire to buy a portion of the Former Member’s Interest. The failure of any Remaining Member to submit a notice within this period shall constitute an election by that Member not to buy any of the Former Member’s Interest. Each Remaining Member electing to buy shall be entitled to buy a portion of the Former Member’s Interest in the same proportion that the Percentage Interest of the Remaining Member bears to the aggregate of the Percentage Interests of all the Remaining Member(s) electing to buy the Former Member’s Interest.

8.1.3. Election to Buy Part of Former Member’s Interest. If the LLC continues in accordance with Section 8.1 above and any Remaining Member elects to buy none or less than all that Member’s pro rata share of the Former Member’s Interest, the Remaining Member(s) can elect to buy more than their pro rata share. If the Remaining Member(s) fail to buy the entire interest of the Former Member, the LLC shall buy any remaining share of the Former Member’s Interest.

8.1.4. Payment of Purchase Price. The purchase price shall be paid by the LLC or the Remaining Member(s), as the case may be, by either of the following methods, each of which may be selected separately by the LLC or the Remaining Member(s):

a. The LLC or the Remaining Member(s) shall at the closing pay in cash the total purchase price for the Former Member’s Interest; or

b. The LLC or the Remaining Member(s) shall pay at the closing one-fifth (1/5) of the purchase price in which case the balance of the purchase price shall then be paid in four (4) equal annual principal installments, plus accrued interest, payable each year on the anniversary date of the closing. The unpaid principal balance shall accrue interest at the current applicable federal rate as provided in the IRC for the month in which the initial payment is made, but the LLC and the Remaining Member(s) shall have the right to prepay in full or in part at any time without penalty. The obligation to pay shall be evidenced by a promissory note, and if purchased by a Remaining Member, secured by a pledge of the Membership Interest being purchased.

8.1.5. Closing of Purchase of Former Member’s Interest. The closing for the sale of a Former Member’s Interest pursuant to this Article 8 shall be held at 10:00 a.m. at the LLC’s principal office within sixty (60) days after determination of the purchase price, except that if the closing date falls on a Saturday, Sunday or State or federal legal holiday, it shall be held on the next succeeding business day. At the closing, the Former Member or that Member’s legal representative shall deliver to the LLC or the Remaining Member(s) an instrument of transfer (containing warranties of title and no encumbrances) conveying the Former Member’s Interest. The Former Member or that Member’s legal representative, the LLC and the Remaining Member(s) shall do all things and execute and deliver all papers necessary fully to consummate such sale and purchase in accordance with this Agreement.

8.2. Purchase Terms Varied by Agreement. Nothing contained herein shall prohibit Members from agreeing on other terms and conditions for the purchase by the LLC or Member(s) of the Membership Interest of any Member desiring to retire, withdraw or resign as a Member in whole or part.

Article 9

MANAGER INCAPACITY

Notwithstanding any other provision contained herein, in the event (i) of the resignation of the Manager pursuant to Section 5.5.2, (ii) the removal of the Manager for cause pursuant to Section 5.5.3, or (ii) the Bankruptcy of the Manager such that Manager is no longer capable of performing the functions required of the manager hereunder, by the affirmative vote or written consent of a majority interest, the Class B Members may appoint a new manager to manage the Company and/or elect one of the Members to manage the Company.

MOLECULAR IMAGING CYCLOTRON LLC

Operating Agreement—Page 15

Article 10

ACCOUNTING, RECORDS AND REPORTING

10.1. Books and Records. The LLC’s books and records shall be kept, and the financial position and its operational results recorded, in accordance with the accounting methods used for federal income tax purposes. The LLC’s books and records shall reflect all its transactions and be appropriate and adequate for its business. The LLC shall maintain the following at its principal office in California:

10.1.1. A current list of the full name and last known business or residence address of each Member with the Capital Contributions, Capital Account and Percentage Interest of each Member;

10.1.2. A current list of the full name and business/residence address of the Manager;

10.1.3. A copy of the Articles and all amendments thereto and executed copies of any powers of attorney pursuant to which the Articles or any amendments thereto have been executed;

10.1.4. Copies of the LLC’s federal, state, and local income tax or information returns and reports, if any, for the six most recent taxable years;

10.1.5. A copy of this Agreement and all amendments thereto and executed copies of any powers of attorney pursuant to which this Agreement or any amendments thereto have been executed;

10.1.6. Copies of the LLC’s financial statements, if any, for the six most recent Fiscal Years; and

10.1.7. The LLC’s books and records as they relate to its internal affairs for at least the current and past four Fiscal Years.

10.2. Delivery to Members; Inspection. On the request of any Member for purposes reasonably related to that Person’s interest as a Member, the Manager shall promptly deliver to the requesting Person, at the LLC’s expense, a copy of the information described in Sections 10.1.1, 10.1.2 and 10.1.4, and a copy of this Agreement.

10.2.1. Each Member or Manager has the right, on reasonable request for purposes reasonably related to that Person’s interest as Member or Manager, to:

a. Inspect and copy during normal business hours any of the LLC records described in Section 10.1 above; and

b. Obtain from the Manager, promptly after their becoming available, a copy of the LLC’s federal, state, and local income tax or information returns for each Fiscal Year.

10.2.2. Members representing at least twenty five percent (25%) of the Class B Units, or three or more Members, may make a written request to the Manager for the LLC’s income statement for the initial three-month, six-month, or nine-month period of the current Fiscal Year ended more than thirty (30) days before the date of the request, and the LLC’s balance sheet as of the end of that period. Such statement shall be accompanied by the report thereon, if any, of the LLC’s independent accountants or, if there is no report, the Manager’s certificate that the statement was prepared without audit from the LLC’s books and records. If so requested, the statement shall be delivered or mailed to the Members within thirty (30) days thereafter.

10.2.3. Any request, inspection or copying by a Member under this Section 10.2 may be made by that Person or that Person’s agent or attorney.

10.2.4. The Manager shall promptly furnish to a Member a copy of any amendment to the Articles or this Agreement executed by the Manager under a power of attorney from the Member.

10.3. Annual Statements. The Manager shall cause an annual report to be sent to the Members within one hundred twenty (120) days after the close of the Fiscal Year. The report shall contain a balance sheet as of the end of the Fiscal Year and an income statement and statement of changes in financial position for the Fiscal Year. The financial statements shall be accompanied by the report thereon, if any, of the LLC’s independent accountants or, if there is no report, the certificate of the Manager that the financial statements were prepared without audit from the LLC’s books and records.

MOLECULAR IMAGING CYCLOTRON LLC

Operating Agreement—Page 16

10.3.1. The Manager shall cause to be prepared at least annually, at LLC expense, information necessary to prepare the Members’ federal and state income tax returns. The Manager shall send or cause to be sent to each Member within ninety (90) days after the end of each taxable year such information as is necessary to complete federal and state income tax or information returns, and, if the LLC has thirty-five (35) or fewer Members, a copy of the LLC’s federal, state and local income tax or information returns for that year.

10.4. Financial and Other Information. The Manager shall provide such financial and other information relating to the LLC or any other Person in which the LLC owns, directly or indirectly, an equity interest, as a Member may reasonably request. The Manager shall distribute to the Members, promptly after the preparation or receipt thereof by the Manager, any financial or other information relating to any Person in which the LLC owns, directly or indirectly, an equity interest, including any filings by such Person under the Securities Exchange Act of 1934, that is received by the LLC with respect to any equity interest of the LLC in such Person.

10.5. Filings. The Manager, at LLC expense, shall cause: (a) the LLC’s income tax returns to be prepared and timely filed with the appropriate authorities, and (b) to be prepared and timely filed, with appropriate federal and state bodies, amendments to or restatements of the Articles and all reports required to be filed by the LLC with those entities under the Act or other applicable laws, rules and regulations. If the Manager required by the Act to execute or file any document fails, after demand, to do so within a reasonable period of time or refuses to do so, any other Manager or Member may prepare, execute and file that document with the SOS.

10.6. Bank Accounts. The Manager shall maintain the LLC’s funds in one or more separate bank accounts in the LLC’s name, and shall not permit its funds to be commingled in any fashion with the funds of any other Person.

10.7. Accounting Decisions; Reliance on Others. All decisions as to accounting matters, except as otherwise specifically set forth herein, shall be made by the Manager. The Manager may rely on the advice of their accountants as to whether such decisions are in accordance with accounting methods followed for federal income tax purposes.

10.8. Tax Matters. The Manager shall from time to time cause the LLC to make such tax elections as it deems to be in the LLC’s and Members’ best interests. The Tax Matters Partner, defined in IRC § 6231, shall represent the LLC (at its expense) in connection with all examinations of its affairs by tax authorities, including resulting judicial and administrative proceedings, and shall expend LLC funds for professional services and costs associated therewith. The Tax Matters Partner shall oversee LLC tax affairs in the LLC’s overall best interests. If for any reason the Tax Matters Partner can no longer serve in that capacity or ceases to be a Member or Manager, as the case may be, Members holding a Majority Interest may designate another to be Tax Matters Partner.

Article 11

DISSOLUTION AND WINDING UP

11.1. Dissolution. The LLC shall be dissolved, its assets shall be disposed of, and its affairs wound up on the first to occur of the following:

11.1.1. The happening of any event of dissolution specified in the Articles or the expiration of the Term specified in the Articles;

11.1.2. The entry of a decree of judicial dissolution pursuant to applicable law;

11.1.3. The occurrence of a Dissolution Event and failure of the Remaining Member(s) to consent in accordance with Section 8.1 above to continue the LLC’s business within ninety (90) days after occurrence of the event; or

11.1.4. The sale of all or substantially all the LLC’s assets.

11.2. Certificate of Dissolution. As soon as possible after the occurrence of any of the events specified in Section 11.1 above, the Manager (if it has not wrongfully dissolved the LLC or, if it has, the Members) shall execute a Certificate of Dissolution in such form as shall be prescribed by the SOS and file the Certificate as required by the Act.

MOLECULAR IMAGING CYCLOTRON LLC

Operating Agreement—Page 17

11.3. Winding Up. On occurrence of any event specified in Section 11.1 above, the LLC shall continue solely for the purpose of winding up its affairs in an orderly manner, liquidating its assets and satisfying the claims of its creditors. The Manager (if it has not wrongfully dissolved the LLC or, if it has, the Members) shall be responsible for overseeing the LLC’s winding up and liquidation, shall take full account of its liabilities and assets, shall either cause its assets to be sold or distributed, and if sold as promptly as is consistent with obtaining the fair market value thereof, shall cause the proceeds therefrom, to the extent sufficient therefor, to be applied and distributed as provided in Section 11.5 below. The Persons winding up the LLC’s affairs shall give written notice of the commencement of winding up by mail to all known creditors and claimants whose addresses appear on the LLC’s records. The Manager or Members winding up the LLC’s affairs shall be entitled to reasonable compensation for such services.

11.4. Distributions in Kind. Any non-cash asset distributed to one or more Members shall first be valued at its fair market value to determine the Net Profit or Net Loss that would have resulted if it were sold for such value. Such Net Profit or Net Loss shall then be allocated pursuant to Article 6, and the Members’ Capital Accounts shall be adjusted to reflect such allocations. The amount distributed and charged to the Capital Account of each Member receiving an interest in the distributed asset shall be the fair market value (net of any liability secured by such asset a Member assumes or takes subject to). The asset’s fair market value shall be determined by the Manager or by the Members or if any Member objects by an independent appraiser (any such appraiser must be recognized as an expert in valuing the type of asset involved) selected by the Manager or liquidating trustee and approved by the Members.

11.5. Order of Payment of Liabilities on Dissolution. After determining that all known LLC debts and liabilities in the process of winding-up, including debts and liabilities to Members who are creditors of the LLC, have been paid or adequately provided for, and after establishing any reserves the Manager (or Members, if applicable) consider necessary, appropriate or desirable for any future, contingent or unforeseen liabilities, obligations or debts of the LLC, the remaining assets shall be distributed to the Members in accordance with their positive Capital Account balances, after taking into account income and loss allocations for the LLC’s taxable year during which liquidation occurs. The liquidating distributions shall be made by the end of the LLC’s taxable year in which the LLC is liquidated, or, if later, within ninety (90) days after the date of liquidation.

11.5.1. The payment of a debt or liability, whether the whereabouts of the creditor is known, has been adequately provided for if the payment has been provided for by either (a) payment thereof has been assumed or guaranteed in good faith by one or more financially responsible Persons or by the U.S. government or any agency thereof, and the provision, including the financial responsibility of the Person, was determined in good faith and with reasonable care by the Members or Manager to be adequate at the time of any distribution of the assets pursuant to this Section, or (b) the amount of the debt or liability has been deposited as required by law. This Section 11.5.1 shall not prescribe the exclusive means of making adequate provision for debts and liabilities.

11.6. Compliance with Regs. All payments to the Members on the LLC’s winding up and dissolution shall be strictly in accordance with the positive Capital Account balance limitation and other requirements of Regs § 1.704-1(b)(2)(ii)(d).

11.7. Limitations on Payments Made in Dissolution. Except as otherwise specifically provided in this Agreement, each Member shall only be entitled to look solely at the LLC’s assets for the return of the Member’s positive Capital Account balance and shall have no recourse for the Member’s Capital Contribution and/or share of Net Profits (on dissolution or otherwise) against the Manager or any other Member except as provided in Article 12.

11.8. Certificate of Cancellation. The Manager or Members who filed the Certificate of Dissolution shall cause to be filed in the office of, and on a form prescribed by, the SOS, a certificate of cancellation of the Articles on the completion of the winding up of the LLC’s affairs.

11.9. No Action for Dissolution. Except as expressly permitted in this Agreement, a Member shall not take any voluntary action that directly causes a Dissolution Event. The Members acknowledge that irreparable damage would be done to the LLC’s goodwill and reputation if any Member brings an action in court to dissolve it under circumstances where dissolution is not required by Section 11.1 above. This Agreement has been drawn carefully to provide fair treatment of all parties and equitable payment in liquidation of the Membership Interests. Accordingly, except where the Manager has failed to liquidate the

MOLECULAR IMAGING CYCLOTRON LLC

Operating Agreement—Page 18

LLC as required by this Article 11, each Member waives and renounces the Member’s right to initiate legal action to seek the appointment of a receiver or trustee to liquidate the LLC or seek judicial dissolution of the LLC on the ground that (a) it is not reasonably practicable to carry on its business in conformity with the Articles or this Agreement, or (b) dissolution is reasonably necessary for the protection of the rights or interests of the complaining Member. Damages for breach of this Section 11.9 shall be monetary damages only (and not specific performance), and damages may be offset against distributions by the LLC to which such Member would otherwise be entitled.

Article 12

INDEMNIFICATION AND INSURANCE

12.1. Indemnification of Agents. The LLC shall indemnify any Person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact the Person is/was a Member, Manager, officer, employee or other agent of the LLC or that, being or having had such status, the Person is/was serving at the LLC’s request as a manager, director, officer, employee or other agent of another entity or other enterprise (all such Persons referred to herein as “agent”), to the fullest extent permitted by applicable law in effect on the date hereof and to such greater extent as applicable law may hereafter permit. The Manager shall be authorized, on the LLC’s behalf, to enter into indemnity agreements with any Person entitled to be indemnified by the LLC hereunder, on such terms and conditions as the Manager deems appropriate in its business judgment.

12.2. Insurance. The LLC may buy and maintain insurance on behalf of any Person who is or was an agent of the LLC against any liability asserted against such Person and incurred by that Person in such capacity, or arising from such Person’s status as an agent, whether the LLC would have power to indemnify such Person against such liability under Section 12.1 above or under applicable law.

Article 13

INVESTOR REPRESENTATIONS

Each Member represents and warrants to and agrees with the Manager, the other Members and the LLC as follows:

13.1. Pre-existing Relationship or Experience. The Member has a pre-existing personal or business relationship with the LLC or one or more of its officers, Manager or control Persons; or by reason of the Member’s business or financial experience, or the business or financial experience of the Member’s financial advisor who is unaffiliated with and not compensated, directly or indirectly, by the LLC or any affiliate or selling agent of the LLC, the Member is capable of evaluating the risks and merits of an investment in the Membership Interest and protecting the Member’s interests in connection with this investment.

13.2. No Advertising. The Member has not seen, received, been presented with or been solicited by any leaflet, public promotional meeting, newspaper or magazine article or advertisement, radio or television advertisement, or any other form of advertising or general solicitation regarding the sale of the Membership Interest.

13.3. Investment Intent. The Member is acquiring the Membership Interest for investment purposes for the Member’s own account only and not with a view to or for sale in connection with any distribution of all or any part of the Membership Interest. No other Person will have any direct or indirect beneficial interest in or right to the Membership Interest.

13.4. Purpose of Entity. If the Member is a corporation, partnership, limited liability company, trust or other entity, it was not organized for the specific purpose of acquiring the Membership Interest.

13.5. Residency. The Member is a resident of the state listed on the Member Signature Page signed by that Member.

13.6. Economic Risk. The Member is financially able to bear all economic risks, including a total loss, of an investment in the Membership Interest.

13.7. No Registration of Membership Interest. The Member acknowledges that the Membership Interest has not been registered under the Securities Act of 1933 (the “Securities Act”), or

MOLECULAR IMAGING CYCLOTRON LLC

Operating Agreement—Page 19

qualified under any state law, including the California Corporate Securities Law of 1968 or any other applicable blue sky laws in reliance, in part, on the Member’s representations, warranties and agreements herein.

13.8. Membership Interest in Restricted Security. The Member understands that the Membership Interest is a “restricted security” under the Securities Act in that the Membership Interest will be acquired from the LLC in a transaction not involving a public offering, and may be resold without registration under the Securities Act only in certain limited circumstances and that otherwise the Membership Interest must be held indefinitely. In this connection, the Member understands the resale limitations imposed by the Securities Act and is familiar with SEC Rule 144, and, to the extent this Rule applies, the conditions which must be met in order for that Rule to be available for resale of “restricted securities,” including the requirement that certain securities must be held for at least two years after purchase thereof from the LLC prior to resale (three years in the absence of publicly available information about the LLC) and the condition that there be available to the public current information about the LLC under certain circumstances. The Member understands the LLC has not made such information available to the public and has no present plans to do so.

13.9. No Obligation to Register. The LLC and the Manager are under no obligation to register or qualify the Membership Interest under the Securities Act or under any state securities law, or to assist a Member in complying with any exemption from registration and qualification.

13.10. No Disposition in Violation of Law. Without limiting the representations set forth above, and without limiting Article 7, the Member will not make any disposition of all or part of the Membership Interest which will result in the violation by the Member or by the LLC of the Securities Act, any state law, including the California Corporate Securities Law of 1968 or any other applicable securities laws. Without limiting the foregoing, the Member will not make any disposition of all or part of the Membership Interest unless and until:

13.10.1. There is then in effect a registration statement under the Securities Act covering such proposed disposition and such disposition is made in accordance with such registration statement and any applicable requirements of state securities laws; or

13.10.2. The Member has notified the LLC of the proposed disposition and has furnished the LLC with a detailed statement of the circumstances surrounding the proposed disposition; and if reasonably requested by the Manager, the Member has furnished the LLC with a written opinion of counsel, reasonably satisfactory to the LLC, that such disposition will not require registration of any securities under the Securities Act or the consent of or a permit from appropriate authorities under any applicable state securities law.

13.10.3. In the case of any disposition of all or part of the Membership Interest pursuant to SEC Rule 144, in addition to the matters required by this Agreement, the Member shall promptly forward to the LLC a copy of any Form 144 filed with the SEC regarding such disposition and a letter from the executing broker satisfactory to the LLC evidencing compliance with SEC Rule 144. If SEC Rule 144 is amended or if the SEC’s interpretations thereof in effect at the time of any such disposition have changed from its present interpretations thereof, the Member shall provide the LLC with such additional documents the Manager may reasonably require.

13.11. Legends. The Member understands that the certificates (if any) evidencing the Membership Interest may bear any legend required by applicable state securities laws and/or the following:

“The securities represented by this certificate have not been registered under the Securities Act of 1933 nor registered nor qualified under any state securities laws. Such securities may not be offered for sale, sold, delivered after sale, transferred, pledged, or hypothecated unless qualified and registered under applicable state and federal securities laws or unless, in the opinion of counsel satisfactory to the LLC, such qualification and registration is not required. Any transfer of the securities represented by this certificate is further subject to other restrictions, terms, and conditions which are set forth herein or in the LLC’s Operating Agreement.”

MOLECULAR IMAGING CYCLOTRON LLC

Operating Agreement—Page 20

13.12. Investment Risk. The Member acknowledges that the Membership Interest is a speculative investment involving a substantial degree of risk of loss by the Member of the Member’s entire investment in the LLC. The Member understands and takes full cognizance of the risk factors related to the purchase of the Membership Interest and that the LLC is newly organized and has no financial or operating history.

13.13. Investment Experience. The Member is an experienced investor in unregistered and restricted securities of limited liability companies or limited partnerships.

13.14. Restrictions on Transfer. The Member acknowledges there are substantial restrictions on the transferability of the Membership Interest pursuant to this Agreement, there is no public market for the Membership Interest and none is expected to develop, and, accordingly, it may not be possible for the Member’s to liquidate the Member’s investment in the LLC.

13.15. Information Reviewed. The Member has received and reviewed all information the Member considers necessary or appropriate for deciding whether to purchase the Membership Interest. The Member has had an opportunity to ask questions and receive answers from the LLC and its officers, Manager and employees regarding the terms and conditions of purchase of the Membership Interest and regarding the LLC’s business, financial affairs and other aspects and has further had the opportunity to obtain all information (to the extent the LLC possesses or can acquire such information without unreasonable effort or expense) which the Member deems necessary to evaluate the investment and to verify the accuracy of information otherwise provided to the Member.

13.16. No Representations by LLC. Neither the Manager, any agent or employee of the LLC or of the Manager, or any other Person has at any time expressly or implicitly represented, guaranteed or warranted to the Member that the Member may freely transfer the Membership Interest, that a percentage of profit and/or amount or type of consideration will be realized as a result of an investment in the Membership Interest, that past performance or experience on the part of the Manager or its Affiliates or any other Person in any way indicates the predictable results of the ownership of the Membership Interest or of the overall LLC business, that any cash distributions from LLC operations or otherwise will be made to the Members by any specific date or will be made at all, or that any specific tax benefits will accrue as a result of an investment in the LLC.

13.17. Consultation with Attorney. The Member has been advised to consult with the Member’s own attorney regarding all legal matters concerning an investment in the LLC and the tax consequences of investing, and has done so, to the extent the Member considers necessary.

13.18. Tax Consequences. The Member acknowledges that the tax consequences to the Member’s of investing in the LLC will depend on the Member’s particular circumstances, and neither the LLC, the Manager, the Members, nor the partners, shareholders, members, managers, agents, officers, directors, employees, Affiliates or consultants of any of them will be responsible or liable for the tax consequences to the Member of an investment in the LLC. The Member will look solely to, and rely on, the Member’s own advisers regarding the tax consequences of this investment.

13.19. No Assurance of Tax Benefits. The Member acknowledges there can be no assurance the IRC or Regs will not be amended or interpreted in the future in such a manner so as to deprive the LLC and the Members of some or all tax benefits they might now receive, nor that some of the deductions claimed by the LLC or the allocations of items of income, gain, loss, deduction or credit among the Members may not be challenged by the Internal Revenue Service.

13.20. Indemnity. The Member shall indemnify and hold harmless the LLC, each Manager, each other Member, and any officers, directors, shareholders, managers, members, employees, partners, agents, attorneys, registered representatives and control Persons of any such entity who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of or arising from any misrepresentation or misstatement of facts or omission to represent or state facts made by the Member including the information in this Agreement, against losses, liabilities and expenses of the LLC, each Manager, each other Member, and any officers, directors, shareholders, managers, members, employees, partners, attorneys, accountants, agents, registered representatives and control Persons of any such Person

MOLECULAR IMAGING CYCLOTRON LLC

Operating Agreement—Page 21

(including attorneys’ fees, judgments, fines and amounts paid in settlement, payable as incurred) incurred by such Person in connection with such action, suit, proceeding or the like.

Article 14

GENERAL TERMS

14.1. Complete Agreement. This Agreement and the Articles constitute the complete and exclusive statement of agreement among the Members and Manager with respect to their subject matters and replace and supersede all prior written and oral agreements or statements by and among the Members and Manager or any of them. No representation, statement, condition or warranty not contained in this Agreement or the Articles will be binding on the Members or Manager or have any effect whatsoever. To the extent that any provision of the Articles conflict with any provision of this Agreement, the Articles shall control.

14.2. Binding Effect. Subject to any provision of this Agreement that may prohibit or curtail assignment of any rights hereunder, this Agreement shall bind and inure to the benefit of the respective heirs, assigns, personal representatives, and successors of the Members and Manager.

14.3. Parties in Interest. Except as expressly provided in the Act, nothing in this Agreement shall (a) confer any rights or remedies under or by reason of this Agreement on any Persons other than the Members and Manager and their respective successors and assigns, (b) relieve or discharge the obligation or liability of any third person to any party to this Agreement, or (c) give any third person any right of subrogation or action over or against any party to this Agreement.

14.4. Interpretation. When the context requires, any gender includes all others, the singular number includes the plural, and vice-versa. Captions are inserted for convenience of reference and do not describe or limit the scope or intent of this Agreement. Reference to any law or regulation will include all amendments or replacements of the specific sections and provisions concerned. Any recitals above, and any exhibits or schedules referred to and/or attached hereto, are incorporated by reference into this Agreement. Numbered or lettered articles, and (sub)sections herein contained refer to articles and (sub)sections of this Agreement unless otherwise expressly stated. If any claim is made by any Member relating to any conflict, omission or ambiguity in this Agreement, no presumption or burden of proof or persuasion shall be implied by virtue of the fact that this Agreement was prepared by or at the request of a particular Person or the Member’s counsel. “Including” means including without limitation. This Agreement shall: (a) be governed by State law; and (b) subject to any provision of this Agreement that may prohibit or curtail assignment of rights, bind and inure to the benefit of the parties and their heirs, assigns, representatives and successors. If any provision of this Agreement is held by a court to be invalid or unenforceable, the other provisions shall remain in effect. No inference or presumption shall be drawn if a party or its attorney prepared and/or drafted this Agreement; it shall be conclusively presumed that the parties participated equally in its preparation and/or drafting. The remedies under this Agreement are cumulative and shall not exclude any other remedies to which any Person may be lawfully entitled.

14.5. Jurisdiction; Venue. Each Member consents to the exclusive jurisdiction of the state and federal courts sitting in California in any action on a claim arising out of, under or in connection with this Agreement or the transactions contemplated by this Agreement, provided such claim is not required to be arbitrated pursuant to Section 14.6 below. Each Member agrees that personal jurisdiction over the Member may be effected by service of process by registered or certified mail addressed as provided in Section 14.10 below. Proper venue in any such action shall be in San Diego County.

14.6. Disputed Matters. Except as otherwise provided in this Agreement, any controversy or dispute arising out of this Agreement, the interpretation of any of the provisions hereof, or the action or inaction of any Member or Manager hereunder shall be submitted to binding arbitration in San Diego County, California, before the alternative dispute resolution agency “JAMS/Endispute” under its applicable commercial arbitration rules. Any award or decision obtained from any such arbitration proceeding shall be final and binding on the parties, and judgment on any award thus obtained may be entered in any court having jurisdiction thereof. No action at law or in equity based on any claim arising out of or related to this Agreement shall be instituted in any court by any Member except an action to compel arbitration pursuant to, or an action to enforce an award obtained in an arbitration proceeding in accordance with, this Section 14.6.

MOLECULAR IMAGING CYCLOTRON LLC

Operating Agreement—Page 22

14.7. Attorneys’ Fees. If any dispute between the LLC and the Members or among the Members should result in litigation or arbitration, the prevailing party shall be entitled to recover from the other(s) all reasonable fees, costs and expenses of enforcing any right of the prevailing party, including reasonable attorneys’ fees, costs, and expert witnesses’ fees.

14.8. Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be invalid, void, or unenforceable, the other provisions shall remain in full force and effect.

14.9. Execution of This and Other Documents. The parties have signed below voluntarily after having been advised by their counsel of all provisions hereof, and, in signing below, they are not relying on any inducements, promises and representations made by or on behalf of the other party except as set forth herein. This Agreement may be executed in counterparts (including separate Members’ signature pages), each of which shall be deemed an original. An executed counterpart of this Agreement transmitted by fax shall be equally as effective as a manually executed counterpart. Each party shall take all reasonable steps, and execute, acknowledge and deliver all further instruments necessary or expedient to implement this Agreement.

14.10. Notices. Any notice to be given or to be served on the LLC or any party hereto in connection with this Agreement must be in writing (which may include fax) and will be deemed to have been given and received when delivered to the address in Exhibit B specified by the party to receive the notice, or instead when three (3) business days have elapsed following deposit in the U.S. mail, certified or registered mail, return receipt requested, first-class postage prepaid, addressed to the address indicated in Exhibit B. Any party may, at any time by giving five (5) day’s prior written notice to the other parties, designate any other address in substitution of the foregoing address to which such notice will be given. Transmission to a fax machine specified in such a notice shall constitute personal delivery.

14.11. Amendments. All amendments to this Agreement will be in writing and signed by the Manager and all Members. No waiver or discharge of this Agreement shall be valid unless it is in writing and signed by the party against which its enforcement is or may be sought.

14.12. Reliance on Authority. If a Member is not a natural person, neither the LLC nor any Member will (a) be required to determine the authority of the individual signing below to make any commitment or undertaking on behalf of such entity or to determine any fact or circumstance bearing on the existence of the authority of such individual or (b) be responsible for the application or distribution of proceeds paid or credited to individuals signing this Agreement on behalf of such entity.

14.13. No Interest in LLC Property; Waiver of Partition. No Member has any interest in specific property of the LLC. Each Member irrevocably waives during the LLC’s term any right that Person may have to maintain any action for partition with respect to the LLC’s property.

14.14. Special Power of Attorney. Each Member grants the Manager a special power of attorney irrevocably making, constituting, and appointing the Manager as the Member’s attorney-in-fact, with all power and authority to act in the Member’s name and on the Member’s behalf to execute, acknowledge and deliver and swear to in the execution, acknowledgement, delivery and filing of the following documents:

14.14.1. Assignments of certificates of membership interest or other documents of transfer to be delivered in connection with the purchase of a Membership Interest pursuant to Section 7.7 or Article 8; and

14.14.2. Any consent to the representation of the LLC by counsel selected by the Manager as described in Section 14.15 below, and any other instrument or document reasonably required by the Manager.

The special power granted in this Section 14.14 is irrevocable, coupled with an interest and shall survive a Member’s death, incapacity or dissolution. The Manager may exercise the special power of attorney granted herein by a facsimile signature of the Manager or one of its officers or by signature of the Manager or one of its officers.

14.15. Counsel to LLC. Counsel to the LLC may also be counsel to the Manager, Member or any Affiliate of the Manager or Member. The Manager may execute on behalf of the LLC and Members any consent to representation of the LLC that counsel may request pursuant to the California Rules of

MOLECULAR IMAGING CYCLOTRON LLC

Operating Agreement—Page 23

Professional Conduct or similar rules in any other jurisdiction (the “Rules”). Each Member acknowledges that counsel to the LLC does not represent any Member in the absence of a clear and explicit written agreement to that effect between the Member and counsel to the LLC, and that in the absence of such agreement, counsel to the LLC shall owe no duties directly to that Member. If any dispute or controversy arises between any Members and the LLC, or between any Members or the LLC, on the one hand, and the Manager (or Affiliate of a Manager) that counsel to the LLC represents, on the other hand, counsel to the LLC may represent either the LLC or such Manager (or the Manager’s Affiliate), or both, in any such dispute or controversy to the extent permitted by the Rules, and each Member consents to such representation. Each Member acknowledges that counsel to the LLC has not represented the interests of any Member other than in the preparation and negotiation of this Agreement. Each Member warrants and represents that it has not revealed or disclosed to counsel to the LLC any confidential information and that it has been represented by independent counsel.

MOLECULAR IMAGING CYCLOTRON LLC

Operating Agreement—Page 24

INTENDING TO BE LEGALLY BOUND, the parties have signed this Agreement as of the date first set forth above.

“Members”

MOLECULAR IMAGING CORPORATION a Delaware corporation

By:	/s/ PAUL J. CROWE
President

The Members that have executed the attached signature page.

The Manager hereby agrees to the foregoing.

“Manager”

MOLECULAR IMAGING CORPORATION,
a Delaware corporation

By:	/s/ PAUL J. CROWE
Paul Crowe, CEO

MOLECULAR IMAGING CYCLOTRON LLC

Operating Agreement—Page 25

MEMBER SIGNATURE PAGE

The undersigned Member executes the Operating Agreement (the “Agreement”) of MOLECULAR IMAGING CYCLOTRON LLC, a Delaware limited liability company (the “LLC”), by execution of this Member Signature Page to the Agreement. The Member authorizes and directs the LLC’s Manager to treat this Signature Page as a part of the Agreement, and this Signature Page, with the Signature Pages executed by all Members, shall constitute the complete and entire Agreement. This Member Signature Page accompanies any subscription documents relating to the LLC and is to be completed and signed as part of any subscription process.

The Member expressly acknowledges that the Member has reviewed in detail all offering materials relating to the LLC and has consulted with the Member’s independent offering representative with respect to the purchase of a membership interest in the LLC.

MEMBER:	MEMBER:

Paul J. Crowe (print name(s))	Joel L. Blank, Trustee Joel L. and Paula Ellen Blank, Living Trust UAD 9/28/90 (print name(s)

(title)	(title)

/s/ PAUL J. CROWE (signature)	/s/ JOEL L. BLANK, TRUSTEE (signature)

(street address)	(street address)

(city, state, zip code)	(city, state, zip code)

MEMBER:

Jeff Rush (print name(s)

(title)

/s/ JEFF RUSH (signature)

(street address)

(city, state, zip code)

MOLECULAR IMAGING CYCLOTRON LLC

Operating Agreement—Page 26